UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 3, 2017

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

(407) 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2017, Sentio Healthcare Properties, Inc. (the “Company”), Sentio Healthcare Properties OP, L.P. (the “Company Operating Partnership” and, together with the Company, the “Company Parties”), KAREP Master JV, LLC (“Parent”), KAREP Acquisitions Vehicle, LLC, a wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”) and, the Company’s external advisor, Sentio Investments, LLC, solely in its capacity as the Stockholders’ Representative (as defined in the Merger Agreement), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, the Company will be merged with and into Merger Sub (the “Merger”). Upon completion of the Merger, the separate existence of the Company will cease, with Merger Sub surviving the Merger (as the surviving entity in the Merger, the “Surviving Entity”).

The independent directors committee of the board of directors of the Company unanimously recommended to the board of directors of the Company (the “Board”) the Merger, the Merger Agreement and the other transactions contemplated thereby for approval and adoption and directed that the Merger Agreement be submitted to the Board for consideration. The Board subsequently unanimously approved the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined and declared that the Merger, substantially upon and in accordance with the terms and conditions of the Merger Agreement, and the other transactions contemplated by the Merger Agreement, are advisable, fair to, and in the best interests of, the Company and its stockholders.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into, and cancelled in exchange for, (A) the right to receive (i) in cash an amount per share equal to the Common Cash Merger Consideration (as defined in the Merger Agreement), without any interest thereon and subject to any applicable withholding tax and (ii) one (1) Contingent Value Right (as defined below), and (B) each share of preferred stock, $0.01 par value per share, of the Company (the “Company Preferred Stock”) issued and outstanding will be converted into, and cancelled in exchange for, the right to receive in cash an amount per share equal to the Liquidation Preference Amount (as defined in the Merger Agreement) payable in respect of such share of Company Preferred Stock, without any interest thereon and subject to any applicable withholding tax. In addition, immediately after the Effective Time, the Company Operating Partnership will redeem all OP Series B Preferred Units (as defined in the Merger Agreement) of the Company Operating Partnership not held by the Company Operating Partnership or the Surviving Entity, for the Aggregate Cash OP Series B Preferred Units Consideration (as defined in the Merger Agreement) and Contingent Value Rights, in each case as determined in accordance with the Merger Consideration Allocation Agreement entered into as of the date of the Merger Agreement and described below.

Under the terms of the Merger Agreement, each issued and outstanding share of Company Common Stock will receive: (i) no less than $14.37 per share in cash at the closing of the Merger; (ii) up to an additional $0.55 per share in cash at the closing of the Merger based upon final pricing calculations pursuant to the terms of the Merger Agreement; and (iii) one Contingent Value Right for each share of Company Common Stock of the Company held (as more fully described below). The Contingent Value Right represents a proportionate interest in up to an additional $8.76 million (subject to certain increases under the terms of the Merger Agreement) that could be released at various times from the closing of the Merger until three (3) years after the closing of the Merger, with such amount being subject to reduction as a result of certain indemnification rights of the Parent Parties under the Merger Agreement. Should the maximum amount of funds in the Indemnity Escrow Fund (as defined in the Merger Agreement) be released to the holders of the Contingent Value Rights, the result would be up to an additional $0.29 (subject to certain increases under the terms of the Merger Agreement) per share in cash. The resulting range of total cash consideration to be received by the holders of Company Common Stock following the closing of the Merger is between $14.37 and $15.21 per share (subject to certain increases under the terms of the Merger Agreement). The Company’s current estimate of the amount payable per share of Company Common Stock at the closing of the Merger is $14.65 per share. The amount to be received at the closing of the Merger will be set by Parent and the Company at least two business days prior to the special stockholder meeting that will be called to approve the Merger.

At the closing of the Merger, Parent, Sentio Investments, LLC, solely in its capacity as the Stockholders’ Representative, and Phoenix Transfer, Inc., as rights agent and initial registrar (“Rights Agent”), will enter into a Contingent Value Rights Agreement (the “Contingent Value Rights Agreement”) which provides for distribution by the Rights Agent of the amounts released, if any, from the Indemnity Escrow Fund and the Representative Fund (as defined in the Merger Agreement) for distribution to the holders of Contingent Value Rights. As described above, at the closing of the Merger, Parent will issue to each holder of Company Common Stock one contingent value right (“Contingent Value Right”) for each share of Company Common Stock held immediately prior to the Effective Time. Parent will also issue a number of Contingent Value Rights to the holder of OP Series B Preferred Units and Sentio Investments, LLC (in its capacity as the Company’s external advisor), such that each holds 57.78% and 4.22%, respectively, of the aggregate number of Contingent Value Rights issued. After the end of the Indemnity Escrow Period (as defined below), and subject to the resolution of any then-pending indemnity claims, the Indemnity Escrow Agent (as defined below) will deliver the remaining portion of the Indemnity Escrow Fund, if any, to the Rights Agent. Parent is also required to deposit certain tax benefits or third party payments it receives in the Indemnity Escrow Fund as reimbursement for indemnity payments made to Parent that were subsequently recovered from other sources. In addition, at the end of the Indemnity Escrow Period, the Stockholders’ Representative will deliver the remaining portion of the Representative Fund, if any. Upon receipt of any amounts from Parent, the Indemnity Escrow Agent or the Stockholders’ Representative, the Rights Agent will distribute such amounts to the holders of the Contingent Value Rights pro rata based on the number of Contingent Value Rights held by them. The Contingent Value Rights will be non-transferable, except in very limited circumstances, will not have voting, dividend or other rights (except the right to receive the payments described above), and will not be registered pursuant to the Securities Act of 1933, as amended. At the closing of the Merger, in connection with the entry into the Contingent Value Rights Agreement, First American Title Insurance Company will be appointed escrow agent (the “Indemnity Escrow Agent”) pursuant to an Indemnity Escrow Agreement to be entered into between the Indemnity Escrow Agent, Parent, and Sentio Investments, LLC, solely in its capacity as the Stockholders’ Representative, which will govern the administration and release of the Indemnity Escrow Fund during the Indemnity Escrow Period in connection with the Company’s indemnification obligations under the Merger Agreement.

The Company and the Parent Parties each made certain customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Merger.

The Company’s representations and warranties will survive the closing of the Merger for a period of 36 months (the “Indemnity Escrow Period”). After the closing, Parent and its affiliates will be indemnified solely from the Indemnity Escrow Fund for Losses (as defined in the Merger Agreement) arising from: (i) any breach of any representation or warranty of the Company in the Merger Agreement (or in a related certificate delivered pursuant thereto) to the extent such Loss would be covered under the provisions of the R&W Insurance Policy (as defined in the Merger Agreement) but for the requirement to satisfy the Retention Amount (as defined in the Merger Agreement); (ii) any breach of any representation or warranty of the Company arising between signing and the Effective Time to the extent such Loss is excluded pursuant to the section of the R&W Insurance Policy regarding interim breaches; (iii) any legal proceeding against the Company or a Company Subsidiary (as defined in the Merger Agreement) arising between signing and closing to the extent such costs are not included in the Aggregate Cash Merger Consideration (as defined in the Merger Agreement) calculation or covered by applicable insurance; (iv) specified legal proceedings existing as of the date of the Merger Agreement to the extent such legal proceedings are not settled prior to the closing or not otherwise covered by insurance; (v) any fines or penalties arising from violations of the Health Insurance Portability and Accountability Act of 1996 or other healthcare laws prior to the closing; (vi) any costs and expenses relating to the marketing of the partnership interests, directly or indirectly, in one of the joint ventures of the Company or the underlying real property held by such joint venture; and (vii) certain specific tax matters.

The consummation of the Merger is subject to certain closing conditions, including, among others, approval of the Merger by a majority of the votes entitled to be cast on the matter, which includes the holders of outstanding shares of the Company Common Stock and Series C Preferred Stock (as defined in the Merger Agreement) voting together as a single class, the absence of certain legal impediments to the consummation of the Merger, the absence of a material adverse effect on the Company, compliance by the Company Parties and the Parent Parties with their respective obligations under the Merger Agreement, the closing of the transactions contemplated by the Membership Interest Purchase Agreements (as defined in the Merger Agreement), and the settlement of an identified legal proceeding. The obligations of the Parent Parties to consummate the Merger are not subject to any financing condition or the receipt of any financing. In connection with the Merger Agreement, the Company or the applicable Company Subsidiary has entered into certain Membership Interest Purchase Agreements to acquire the equity interests held by joint venture partners in certain joint ventures of the Company, so as to allow for the acquisition by and delivery to Parent of 100% of the total outstanding equity interests of such joint ventures simultaneously with the closing of the Merger.

The Merger Agreement requires the Company to convene a special stockholders meeting for purposes of obtaining the approval of the holders of a majority of the outstanding shares of Company Common Stock and Series C Senior Cumulative Preferred Stock of the Company (the “Series C Preferred Stock) voting together as a single class, and subject to certain exceptions, the Company has agreed not to (i) solicit, initiate or knowingly facilitate a Competing Proposal (as defined in the Merger Agreement), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with, or for the purpose of facilitating, a Competing Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to a Competing Proposal.

Prior to the approval of the Merger Agreement by the Company’s stockholders, the Board may in certain circumstances effect a Company Adverse Recommendation Change (as defined in the Merger Agreement) or a Change of Recommendation (as defined in the Merger Agreement), subject to complying with certain notice and other specified conditions set forth in the Merger Agreement. The Merger Agreement may be terminated under certain circumstances by the Company, including prior to the approval of the Merger Agreement by the Company’s stockholders, in the event that the Company receives a Competing Proposal that the Company concludes, after following certain procedures and adhering to certain restrictions, is a Superior Proposal (as defined in the Merger Agreement), so long as the Superior Proposal was not the result of a breach by the Company in any material respect of the no-shop provisions of the Merger Agreement. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Board effects a Company Adverse Recommendation Change. Upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to pay a termination fee to Parent of $14,640,269. In certain other circumstances, Parent will be required to pay the Company a termination payment of $25,000,000 if Parent fails or is unable to consummate the Merger.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide stockholders with information regarding its terms and is not intended to provide any factual information about the Company Parties or the Parent Parties. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of parties to the Merger Agreement; and are not intended as statements of fact to be relied upon by the Company’s stockholders, but rather as a way of allocating the risk between the parties to the Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement attached hereto; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders. Accordingly, stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company Parties or the Parent Parties. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

Voting Agreement

As a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent and Sentinel RE Investment Holdings LP have entered into a voting agreement (the “Voting Agreement”), pursuant to which Sentinel RE Investment Holdings LP (“Sentinel”), the sole holder of the Series C Preferred Stock, has undertaken to vote in favor of the Merger Agreement and the approval of the transactions contemplated thereby. The Voting Agreement will automatically terminate upon a termination of the Merger Agreement. Pursuant to the terms of the Series C preferred Stock, Sentinel is entitled to one vote for each share of As-Converted Common Stock (as defined herein) held. Based on Sentinel’s ownership of Series B Convertible Preferred Units, Sentinel holds a majority of the votes entitled to be cast on the Merger Agreement and can approve the Merger Agreement on behalf of the stockholders of the Company. “As-Converted Common Stock” means, as of any determination date and with respect to any holder, the number of shares of Company Common Stock then held by such holder and its affiliates after giving effect to the conversion or exchange, in accordance with their terms, of any and all securities then convertible or exchangeable, directly or indirectly, into our common stock (including, without limitation, the OP Series B Preferred Units), but without giving effect to any limitations on such conversion or exchange applicable as a result of ownership and transfer restrictions set forth in the Company’s charter.

Merger Consideration Allocation Agreement

Simultaneously with the execution of the Merger Agreement, the Company, the Company Operating Partnership, Sentinel, Sentio Investments, LLC and Parent entered into that certain Merger Consideration Allocation Agreement (the “Merger Consideration Allocation Agreement”) which confirmed, among other things, the (1) amount Sentinel will receive as consideration for all of its outstanding OP Series B Preferred Units and the mechanism for how such units will be redeemed; (2) amounts Sentinel will receive as consideration for all of its outstanding Series C Preferred Stock; (3) amounts Sentio Investments, LLC will be entitled to receive in connection with the consummation of the Merger and termination of the Advisory Agreement (as defined therein); and (4) allocation of Contingent Value Rights among the holders of Company Common Stock, Sentinel and Sentio Investments, LLC. In connection therewith, pursuant to the Company Operating Partnership Agreement, dated as of August 5, 2013 (as amended on December 22, 2014 and August 31, 2016), and the IRA (as defined below), Sentinel consented to the transactions contemplated by the Merger Agreement for all purposes thereunder and agreed to the treatment of the OP Series B Preferred Units as contemplated by the Merger Agreement.

In addition, Sentinel and the Company Parties agreed that upon the Effective Time, the Securities Purchase Agreement, dated as of February 10, 2013, among the Company, the Company Operating Partnership and Sentinel, as amended, and the Investor Rights Agreement, dated as of February 10, 2013, among Sentinel, the Company and the Company Operating Partnership, as amended (the “IRA”), shall each be terminated and shall have no further force or effect. In addition, the Company and Sentio Investments, LLC agreed that effective as of the Effective Time, that certain Advisory Agreement, dated as of January 1, 2013 (as amended by that certain Transition to Internal Management Agreement (as amended by those certain Amendments No. 1, No. 2, No. 3 and No. 4 to Transition to Internal Management Agreement), shall be terminated and shall have no further force or effect.

The foregoing description of the Merger Consideration Allocation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Consideration Allocation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 4, 2017, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01. Other Events.

Suspension of Distribution Reinvestment Plan

In connection with the Company’s entry into the Merger Agreement, on May 3, 2017, the Board approved the suspension of the Company’s distribution reinvestment plan, which suspension will be effective May 13, 2017. As a result, any future distributions paid by the Company will be paid in cash and not reinvested in shares of Company Common Stock. The Board may in the future reinstate the distribution reinvestment plan, although there is no assurance as to if or when this will happen.

Additional Information and Where to Find It

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed Merger involving the Company or otherwise. In connection with the proposed Merger, a special stockholder meeting will be announced soon to obtain stockholder approval. In connection with the proposed Merger, the Company intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of the Company are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at the Company’s website at http://www.sentiohealthcareproperties.com or by sending a written request to the Company at 189 South Orange Ave., Suite 1700, Orlando, Florida 32801, Attention: Spencer Smith.

Participants in the Solicitation

The Company and its directors, executive officers, Sentio Investments, LLC and its officers and employees, and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed Merger and their ownership of Company Common Stock will be set forth in the proxy statement for the special stockholders meeting. Investors can find more information about the Company’s executive officers and directors and Sentio Investments, LLC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its definitive proxy statement filed with the SEC on Schedule 14A on September 13, 2016.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “believes”, “anticipates”, “expects”, “may”, “will”, “would,” “should”, “estimates”, “could”, “intends”, “plans” or other similar expressions are forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors: the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s stockholders; the risk that a condition to closing of the proposed transaction may not be satisfied; the Company’s and Parent’s ability to consummate the Merger; operating costs and business disruption may be greater than expected pending the consummation of the transaction; the ability of the Company to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which the Company operates, as detailed from time to time in each of the Company’s reports filed with the SEC. There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1.A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained herein speak only as of the date of this communication. The Company does not undertake any obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of May 3, 2017, by and among the Company Parties, the Parent Parties and Sentio Investments, LLC
10.1	Merger Consideration Allocation Agreement, dated as of May 3 2017, by and among Parent, the Company Parties, Sentio Investments, LLC and Sentinel RE Investment Holdings LP
99.1	Press release of the Company, dated May 4, 2017

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: May 4, 2017	By:	/s/ John Mark Ramsey
	Name: Title:	John Mark Ramsey Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of May 3, 2017, by and among the Company Parties, the Parent Parties and Sentio Investments, LLC
10.1	Merger Consideration Allocation Agreement, dated as of May 3 2017, by and among Parent, the Company Parties, Sentio Investments, LLC and Sentinel RE Investment Holdings LP
99.1	Press release of the Company, dated May 4, 2017

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of the omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.